Hennessy Advisors, Inc. Reports Record Annual Earnings and Revenue

NOVATO, Calif., Dec. 4, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for the fiscal year ended September 30, 2017.

Summary Highlights for the Fiscal Year:

  Fully diluted earnings per share of $1.92 for fiscal year 2017, an increase of 3.2% over the prior fiscal year.
  Revenue for the fiscal year totaled $53.0 million, an increase of 3.0% over the prior comparable period.
  From the beginning of fiscal year 2017 to the end of fiscal year 2017, total assets under management decreased 1.3% due to net outflows in our funds. However, average assets under management, upon which revenue is earned, increased 3.8%, which drove increases in revenue, net income, and earnings versus the prior year.
  We announced at 3-for-2 stock split on January 26, 2017. The stock split occurred on March 6, 2017, for shareholders of record as of February 10, 2017. You can read more about this by visiting our website at: http://www.hennessyadvisors.com/press/StockSplitDividendIncrease2017.htm
  We announced the signing of a definitive agreement to purchase the assets related to the management of the Rainier U.S. Funds on May 11, 2017. You can read more about this by visiting our website at: http://www.hennessyadvisors.com/press/RainierAnnouncement.htm
    Note: On December 1, 2017, which was after the end of fiscal year 2017, we completed the acquisition of two of the three Rainier U.S. Funds. You can read more about this by visiting our website at: http://hennessyadvisors.com/press/RainierClose12-1.htm

"Despite continued challenges posed to us by regulatory burdens and an increasingly competitive landscape in the mutual fund industry, I am very pleased to announce that Hennessy Advisors ended our fiscal year with record revenue, net income and earnings. We remain focused on our proven business strategy of growing organically and through selective acquisitions. At this time, we are in the midst of the acquisition of the Rainier U.S. Funds, our ninth acquisition, and we anticipate a successful outcome," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc.

"The last twelve months have been filled with many facets of upheaval. Here in the U.S., we've been faced with several natural disasters, including hurricanes, flooding and wildfires. Domestic and global governments have had changes in leadership. And yet, the U.S. economy continues to thrive. As this bull market marches toward its ninth year, we are optimistic that the strength of our economy, continued earnings growth, and the more pro-business attitude of our government will continue to support the equity market," said Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2017	Sept. 30, 2016	$ Change	% Change
Total Revenue	$ 52,955,475	$ 51,410,385	$ 1,545,090	3.0%
Net Income	$ 14,941,646	$ 14,366,776	$ 574,870	4.0%
Earnings per share (diluted)	$ 1.92	$ 1.86	$ 0.06	3.2%
Weighted Average number of
shares outstanding (diluted)	7,790,527	7,717,965	72,562	0.9%
Mutual Fund Average Assets
Under Management	$ 6,563,178,319	$ 6,325,090,706	$ 238,087,613	3.8%

At Period Ending Date	Sept. 30, 2017	Sept. 30, 2016	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,612,811,714	$ 6,698,518,905	$ (85,707,191)	-1.3%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert: For information on the listed expert, click appropriate link.
Neil J. Hennessy - http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061